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                           RJR NABISCO HOLDINGS CORP.
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                (Name of Registrant as Specified in its Charter)


                                BROOKE GROUP LTD.
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                   (Name of Person(s) Filing Proxy Statement)

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FOR IMMEDIATE RELEASE
---------------------

                       Contact: George Sard/Anna Cordasco/Paul Caminiti Sard Verbinnen & Co
                                      212/687-8080



          BROOKE AGREES TO SETTLE TOBACCO LITIGATION WITH CASTANO CLASS

     Castano Plaintiffs Agree Not To Seek Injunction Against Nabisco Spinoff
              If Brooke's Nominees Are Elected To RJR Nabisco Board

     Brooke Close To Similar Agreement With Attorneys General of Five States

             -------------------------------------------------------

     MIAMI, FL, March 13, 1996 -- Brooke Group Ltd. (NYSE: BGL) announced today that it has entered into an agreement to settle the Castano class action tobacco litigation. The settlement, which is subject to federal court approval, releases Brooke and its Liggett Group tobacco subsidiary from all current and future addiction-based claims, including claims by a nationwide class of smokers whose lawsuit is pending in Louisiana federal court as well as claims by a narrower statewide class in the Engle class action pending in Florida state court.

     The Castano plaintiffs have also agreed that they will not seek to enjoin the spinoff of Nabisco (NYSE: NA) to RJR Nabisco (NYSE: RN) shareholders if Brooke's nominees are elected to the RJR Nabisco Board of Directors. Brooke is proposing a slate of directors to replace the existing RJR Nabisco Board at the Annual Meeting on April 17, 1996.

     Brooke also announced that it is engaged in settlement discussions with the Attorneys General of the five states, Florida, Massachusetts, Minnesota, Mississippi and West Virginia, which have filed tobacco-related Medicaid reimbursement suits. Brooke said the parties are close to an agreement to resolve the states' claims on terms substantially similar to the Castano settlement.

     "We are pleased to have reached a settlement which will resolve important business issues for Liggett and enhance value for all Brooke shareholders," said Bennett S. LeBow, chairman and chief executive officer of Brooke Group. "This historic settlement should also allay concerns among RJR Nabisco shareholders that a Nabisco spinoff could be enjoined, which is the current Board's central objection to an immediate spinoff. If Brooke's nominees are elected next month, we are pledged to unlock value for all RJR Nabisco shareholders by immediately spinning off the food business, increasing the tobacco dividend and improving corporate governance, while working to revitalize the tobacco business."

     Under the settlement, the Castano class would receive up to 5% of Liggett's pretax income each year (up to a maximum of $50 million per year) for the next 25 years. Settlement funds received by the class would be used to pay for smoking-cessation programs. While neither consenting to FDA jurisdiction nor waiving their objections thereto, Brooke and Liggett have also agreed to phase in compliance with certain proposed interim FDA regulations regarding smoking by children and adolescents, including a prohibition on the use of cartoon characters in tobacco advertising and limitations on the use of promotional materials and distribution of sample packages where minors are present.

                                     -more-

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     "The tobacco industry has lived for too long with the possibility of financial catastrophe from product liability lawsuits that could destroy the industry," said LeBow. "This settlement is a fresh and prudent approach to this problem and positively addresses concerns about underage smoking. Liggett's assets will no longer be held hostage by the tobacco litigation, and we will be free to run our business without this distraction."

     Brooke and Liggett have the right to terminate the settlement if the remaining defendants succeed on the merits or successfully overturn the class action certification. The terms of the settlement would still apply if the Castano plaintiffs or their lawyers were to institute a new class action against the tobacco industry. Brooke and Liggett may also terminate the settlement if they conclude that too many class members have chosen to opt out of the settlement.

     The settlement would also apply in the event of a merger or other business combination between Liggett or Brooke and any of the other defendants in the lawsuits, except any entity with a market share greater than 30%. The combining defendant would receive the same settlement benefits enjoyed by Brooke and Liggett. The Castano class would receive up to 5% of the pretax income of the combined tobacco companies (to a maximum of $50 million per year) each year for the next 25 years. As pioneers of the settlement, Brooke and Liggett are also entitled to certain benefits not available to the other defendants that could reduce the payment obligations of Brooke and Liggett (and any future affiliate) to the plaintiffs in certain circumstances.

     LeBow noted that merging Liggett with another tobacco company is not required by the settlement provision which allows the Nabisco spinoff to proceed without the threat of an injunction by the Castano class. "A decision to participate in the benefits of our settlement through a combination with Liggett is an entirely separate matter which would have to be approved by the RJR Nabisco's Board and shareholders." Citing his previously disclosed commitment to resign from his Brooke and Liggett positions if elected to RJR Nabisco's Board, LeBow said, "I would not be involved in evaluating the merits of a Liggett/RJR merger. I would hold no office at Liggett or Brooke, and could not act for RJR because I own Brooke stock. The process would be directed by the independent directors, assisted by legal and financial advisors."

     Brooke Group controls Liggett Group, tobacco and real estate operations in the former Soviet Union and has a substantial equity interest in New Valley Corporation.

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